Exhibit 99.1

NEWS RELEASE

Friday, May 9, 2003

Contact:	Don P. Duffy

Executive Vice President, Chief Financial Officer

Onyx Acceptance Corporation

(949) 465-3500

Email: investor@onyxco.com

ONYX ACCEPTANCE REPORTS INCREASED EARNINGS
AND REVENUES FOR THE FIRST QUARTER

Earnings per share increase 150%

FOOTHILL RANCH, Calif., May 9, 2003 /PRNewswire-FirstCall/ — Onyx Acceptance Corporation (Nasdaq: ONYX — news) announced today its financial and operational results for the quarter ended March 31, 2003.

     Net income and earnings per diluted share for the quarter were $1.0 million and $0.20 respectively, compared to $409 thousand and $0.08 for the quarter ended March 31, 2002. Financial highlights for the quarter were:

•	Total Revenues increased 12.1%

•	Net Charge-off’s decreased by 21.8% to 2.58%

•	30+ Delinquency decreased to 1.61% from 2.58% as of December 31, 2002

Revenues:

Total revenues for the first quarter increased to $26.3 million compared to $23.4 million for the first quarter of 2002. Total revenues are comprised of net interest income, service fee income and securitization gains net of any impairment losses.

Net interest income increased to $8.9 million for the quarter ended March 31, 2003, compared to $5.7 million for the same period in 2002. This increase was due to a larger average balance of higher yielding contracts that were held on the balance sheet, when compared to the same period in 2002, and higher earnings on the Company’s securitization transactions, coupled with a reduction in interest expense in connection with the Company’s commercial paper facilities. Service fee income was $13.2 million for the quarter, compared to $13.4 million for the first quarter in 2002. The reduction is the result of lower investment income received on securitization trust cash accounts during the period. The gain on the securitization transaction increased to $9.2 million for the quarter ended March 31, 2003, compared to $5.6 million for the same period in 2002. Favorable net interest rate spreads and a higher securitization balance were the principal reasons for the increase. The net gain on sale for the quarter ended March 31, 2003 was $4.1 million, after an impairment charge of $5.1 million. For the period ended March 31, 2002, the net gain was $4.3 million after an impairment charge of $1.35 million. The impairment charge for the current quarter reflects the adverse performance of four securitizations executed prior to 2001, of which one such securitization will be liquidated by the end of the current fiscal year. The Company’s 2001 and 2002 securitizations are currently performing better than original projections, and, as a result, have generated a fair value increase of approximately $9.1 million. The improved performance during this two-year period was due to Management’s efforts, beginning in the fourth quarter of 2000, to shift the Company’s purchases of contracts to a higher percentage of better credit quality product. The result has been slower volume growth, but an improvement in overall borrower credit statistics.

Operating Expenses:

Operating expenses decreased to $21.0 million or 2.90% of average serviced assets for the quarter ended March 31, 2003, compared to $21.2 million or 2.97% of average serviced assets for the same period in 2002. The reduction in operating expense as a percent of average serviced assets occurred during a period of little or no portfolio growth and is the result of renegotiated vendor contracts, an improvement in system efficiencies and a reduction in collection and professional related services stemming from the general improvement in the performance of the serviced portfolio since December 2001.

Contract Purchases:

Contract purchases for the quarter ended March 31, 2003 were $393.1 million, compared to $378.2 million for the first quarter 2002, an increase of 3.9%. During this period of stable portfolio growth, the Company elected to maintain its existing branch network, but is currently analyzing new markets in New York, Ohio, and other east coast locations with the expectation that the overall economic environment improves in the forthcoming periods.

Portfolio Performance:

Total delinquency as a percentage of the serviced portfolio decreased to 1.61% at March 31, 2003, from 2.58% at December 31, 2002. The reduction in delinquency is principally due to the Company’s efforts to improve borrower credit statistics. Annualized net charge-offs as a percent of the average serviced portfolio decreased to 2.58% during the first quarter of 2003, from 3.35% for the same period in 2002. The provision for credit losses increased to $2.2 million versus $0.5 million for the period ending March 31, 2002. Approximately $1.4 million of the quarterly increase stems from repossession charges written off upon the liquidation of the repossessed inventory. The Company’s serviced repossessed inventory decreased to $19.3 million or 0.67% of serviced assets at the end of March 2003, from $25.2 million or 0.88% of serviced assets as of March 31, 2002 and $20.5 million or 0.71% of serviced assets at December 31, 2002. The Company’s allowance for estimated credit losses on securitized assets was 4.35 % at March 31, 2003, compared to 4.0% at December 31, 2002.

Recent Developments:

The Company, through its renewable unsecured subordinated note program launched during the first quarter of 2002, raised $8.2 million in the first quarter of 2003. Additionally, in January 2003, the Company expanded and diversified its lending lines with the execution of a new $150.0 million warehouse facility sponsored by CDC Financial Products Inc. and guaranteed by XL Capital Assurance Inc.

Onyx Acceptance Corporation is a specialized automobile finance company based in Foothill Ranch, CA. Onyx provides financing to franchised and select independent dealerships throughout the United States.

This news release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including statements regarding the Company’s growth opportunities for 2003, the performance of the Company’s outstanding securitization transactions, the Company’s expected loss, charge-off and delinquency rates, the Company’s ability to achieve adequate interest rate margins, the effects of economic factors on consumer debt and the continued availability of liquidity sources in coming quarters. Other important factors are detailed in the Company’s annual report on Form 10-K for the year ended December 31, 2002.

For information about Onyx Acceptance Corporation, please visit the Investor Relations section of our website at www.onyxco.com.